Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-210390 and Form S-8 Nos. 333-204983 and 333-220485) of our report dated March 13, 2019 (August 19, 2019 as to the effects of the restatement described in Notes 2, 6, 9 and 12), relating to the consolidated financial statements of Superior Drilling Products, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to a restatement), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Moss Adams LLP
Dallas, Texas
March 18, 2020